As filed with the Securities and Exchange Commission
on September 30, 2015

Registration No. 333-197327

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	20-1647837
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

700 Louisiana

Suite 2550

Houston, Texas 77002

(832) 519-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert T. Halpin

700 Louisiana Street, Suite 2550

Houston, Texas  77002

(832) 519-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

G. Michael O’Leary, Jr.

Andrews Kurth LLP

600 Travis, Suite 4200

Houston, Texas  77002

(713) 220-4200

Approximate date of commencement of proposed sale to the public: Not applicable. Termination of Registration Statement and deregistration of related securities that were not sold pursuant to the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On July 9, 2014, Crestwood Midstream Partners LP., a Delaware limited partnership (the “Partnership”), filed a shelf registration statement on Form S-3 (Registration No. 333-197327) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), which was declared effective by the Commission on July 18, 2014. The Registration Statement registered the offer and sale from time to time of up to 26,299,076 common units representing limited partner interests in the Partnership, comprised of 19,920,319 Class A preferred Units (the “Class A Preferred Units”) that the Partnership has issued, or has agreed to issue, to the selling unitholders named in the Registration Statement, the prospectus included therein or any supplement to such prospectus, or any transferee, assignee or other successor-in-interest that received units from a selling unitholder (collectively, the “Selling Unitholders”), and 6,378,757 common units issuable upon conversion of 6,378,757 Class A preferred units that the Partnership may issue as payment in kind to the selling unitholders (collectively, the “Registered Securities”).

Pursuant to the Agreement and Plan of Merger, dated as of May 5, 2015, by and among  the Partnership, Crestwood Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), Crestwood Equity Partners LP, a Delaware limited partnership (“CEQP”), Crestwood Equity GP LLC, a Delaware limited liability company and the general partner of CEQP (the “CEQP GP”), CEQP ST SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of CEQP (“MergerCo”), MGP GP, LLC. a Delaware limited liability company and wholly-owned subsidiary of CEQP (“MGP GP”), Crestwood Midstream Holdings LP, a Delaware limited partnership (“Midstream Holdings”) and Crestwood Gas Services GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of the General Partner (“CGS GP”), MergerCo, MGP GP and Midstream Holdings merged with and into the Partnership, with the Partnership surviving the merger as an indirect wholly owned subsidiary of CEQP, on September 30, 2015 (the “Merger”).

In connection with the Merger, as of the date hereof, the offer and sale of the Registered Securities is terminated, and in accordance with an undertaking made by the Partnership in the Registration Statement, the Partnership hereby removes from registration by means of this Post-Effective Amendment No. 1 any of the Registered Securities which remain unsold under the Registration Statement as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 30, 2015.

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Midstream GP LLC, its general partner

By:	/s/ Robert T. Halpin
Robert T. Halpin
Senior Vice President and Chief Financial Officer

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Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on September  30, 2015.

	Name	Title

	*	President, Chief Executive Officer and Director
	Robert G. Phillips	(Principal Executive Officer)

	/s/ Robert T. Halpin	Senior Vice President and Chief Financial Officer
	Robert T. Halpin	(Principal Financial Officer)

	*	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Steven M. Dougherty

	*	Director
Alvin Bledsoe

	*	Director
Michael G. France

	*	Director
Philip D. Gettig

	*	Director
Warren H. Gfeller

	*	Director
Arthur B. Krause

	*	Director
David Lumpkins

	*	Director
John J. Sherman

	*	Director
David M. Wood

*By:	/s/ Joel C. Lambert
Joel C. Lambert
Attorney-in-Fact

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